Exhibit 99.1
Terra Nitrogen Company, L.P. Reports
Fourth Quarter and Full-Year Results
SIOUX CITY, IOWA (February 18, 2010)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) reported net income of $22.9 million, on revenues of $98.1 million for the fourth quarter ended Dec. 31, 2009. This compares to net income of $104.4 million, on revenues of $225.2 million for the 2008 fourth quarter. Net income allocable to Common Units was $22.6 million ($1.22 per Common Unit) and $65.7 million ($3.55 per Common Unit) for the 2009 and 2008 fourth quarters, respectively.
For the year 2009, TNCLP reported net income of $144.3 million on revenues of $507.7 million, compared to net income of $422.4 million on revenues of $903.0 million for year 2008. Net income allocable to Common Units was $100.0 million ($5.40 per Common Unit) and $275.7 million ($14.90 per Common Unit) for the 2009 and 2008 full years, respectively.
TNCLP makes quarterly distributions based on available cash, which can be affected by nitrogen selling prices, natural gas costs, seasonal demand factors, production levels, weather, cash requirements for working capital needs and capital expenditures. TNCLP reviewed fourth quarter available cash and, based upon the liquidity needs of the business, declared no distribution.
Analysis of Results
Fourth Quarter
Revenues for the 2009 fourth quarter totaled $98.1 million, compared to revenues of $225.2 million for the 2008 fourth quarter. This decline was due to lower ammonia and urea ammonium nitrate (UAN) selling prices and lower ammonia sales volumes, partially offset by higher UAN sales volumes. The lower nitrogen selling prices resulted from continuing weaker global nitrogen markets. Ammonia sales volumes were lower primarily due to a late harvest, which impacted the timing of fall ammonia application. UAN sales volumes increased in the 2009 versus the 2008 period as TNCLP saw customer restocking activity improve through the quarter.
Lower natural gas costs for the 2009 versus the 2008 fourth quarter partially offset the effects of the lower selling prices and ammonia sales volumes.
From the 2008 to the 2009 fourth quarter, TNCLP’s:
•	Ammonia and UAN selling prices decreased by 59 and 61 percent, respectively.

•	Ammonia sales volumes decreased by 25 percent and UAN sales volumes increased by 11 percent.

•	Natural gas unit costs decreased by 58 percent.
Full Year
Revenues for 2009 totaled $507.7 million, compared to revenues of $903.0 million for 2008. This decline was due to lower ammonia and UAN selling prices and lower UAN sales volumes. Nitrogen selling prices were affected throughout the year by weakened demand due to the general economic slowdown. The lower UAN sales volumes were due primarily to buyer caution about pricing trends, as customers sought to avoid repeating the 2008/2009 fertilizer, when many were caught with high-cost inventory as nitrogen selling prices rapidly dropped due to the economic crisis.

Lower 2009 natural gas costs mitigated the effects of the lower nitrogen products selling prices and UAN sales volumes. Natural gas costs were affected by adequate supply and weaker demand due to the economic slowdown.
From 2008 to 2009, TNCLP’s:
•	Ammonia and UAN selling prices decreased by 39 and 42 percent, respectively.

•	Ammonia sales volumes remained stable and UAN sales volumes decreased by 11 percent.

•	Natural gas unit costs decreased by 44 percent.
2009 cost of sales reflects $5.1 million related to a maintenance turnaround at the Verdigris facility.
Forward Natural Gas Position
TNCLP’s forward purchase contracts at Dec. 31, 2009, fixed prices for about 16 percent of its next 12 months’ natural gas needs at about $3.2 million less than published prices for Dec. 31, 2009, forward markets. TNCLP has entered into these forward gas positions to secure margins on nitrogen products sold forward at fixed prices.
Terra Industries Inc.’s Pending Acquisition by Yara
Terra Industries Inc. (NYSE: TRA) (Terra) announced on Feb. 15, 2010, that its Board of Directors had unanimously approved a definitive merger agreement under which Yara International ASA (OSLO: YAR.OL) (Yara) will acquire all of the outstanding shares of Terra common stock for US$41.10 per share in cash. The transaction has a total equity value of approximately US$4.1 billion.
TNCLP is the sole limited partner of Terra Nitrogen, Limited Partnership (TNLP), owner of the Verdigris manufacturing facility and related assets. Terra Nitrogen GP Inc., an indirect, wholly-owned subsidiary of Terra Industries Inc., is the General Partner of TNCLP and exercises full control over all of TNCLP’s business affairs.
Upon the closing of the transaction in which Yara will acquire all the outstanding shares of Terra, Yara would assume Terra’s role relative to TNCLP’s ownership and operation.
Outlook
TNCLP expects positive fundamentals for the 2010 crop year:
•
Strong agricultural nitrogen demand—USDA and other sources expect U.S. farmers to plant 86-89 million acres of corn in spring 2010. Most of the nitrogen fertilizer needed to protect yields on this sizable crop will need to come from domestic production and imports, since supply chain inventories were significantly drawn down in 2009. TNCLP has recently seen buying interest and product shipment levels improve as its customers begin preparing for spring application season—activity that has gradually increased as the first quarter progressed.

•
Strengthening nitrogen selling prices—Nitrogen selling prices have been slower to achieve seasonal gains than many expected, but TNCLP is beginning to see price improvement for UAN and urea. U.S. imports significantly lag those of last year, and TNCLP continues to believe that nitrogen prices will appreciate to attract the high level of imports that will be needed this crop year.

Factors that may temper the positive overall near-term outlook are:
•
Natural gas costs—Natural gas prices have recently been relatively moderate and stable due to a favorable supply/demand balance. The price of natural gas will affect TNCLP’s costs, and could be impacted by heating and cooling demand, production levels and unforeseen events.

•	Timing of industrial demand recovery—Industrial markets have begun to improve, but near-term industrial sales volumes may not be significantly improved over those of 2009.
About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.
TNCLP Distributions
This release serves a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.
Forward-Looking Statements
Certain statements in this communication may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and TNCLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.
Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks, uncertainties and assumptions include, among others:
•	changes in financial and capital markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen products and natural gas costs),

•	changes in product mix,

•	changes in the seasonality of demand patterns,

•	changes in weather conditions,

•	changes in environmental and other government regulations, and

•	changes in agricultural regulations and

•	changes in the securities trading markets.
Additional information as to these factors can be found in TNCLP’s 2008 Annual Report/10-K and in TNCLP’s subsequent Quarterly Reports on Form 10-Q, in each case in the sections entitled “Business,” “Risk Factors,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.
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Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ Web site, www.terraindustries.com

Terra Nitrogen Company, L.P.
Condensed Consolidated Statements of Income
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands except per-unit amounts)	2009	2008	2009	2008
Revenues
Product revenues	$97,900	$225,083	$507,006	$902,578
Other income	209	146	721	439

Total revenues	98,109	225,229	507,727	903,017

Costs and Expenses
Cost of goods sold	72,049	118,687	346,796	470,805

Gross profit	26,060	106,542	160,931	432,212
Operating expenses	3,126	2,917	17,005	15,750

Income from operations	22,934	103,625	143,926	416,462
Interest expense	(82)	(82)	(326)	(327)
Interest income	22	891	704	6,250

Net Income	$22,874	$104,434	$144,304	$422,385

Allocation of Net Income:
General Partner	$68	$37,762	$42,896	$142,555
Class B common Units	222	1,018	1,407	4,118
Common Units	22,584	65,654	100,001	275,712

Net income	$22,874	$104,434	$144,304	$422,385

Net income per Common Unit	$1.22	$3.55	$5.40	$14.90

Nitrogen Volumes and Prices
Note: All UAN data are expressed on a 32% nitrogen basis.

Fourth Quarter	2009		2008
	Sales	Average	Sales	Average
	Volumes	Unit Price	Volumes	Unit Price
	(000 tons)	($/ton) [1]	(000 tons)	($/ton) [1]
Ammonia	61	$291	81	$707
UAN	466	143	420	366

Full Year	2009		2008
	Sales	Average	Sales	Average
	Volumes	Unit Price	Volumes	Unit Price
	(000 tons)	($/ton) [1]	(000 tons)	($/ton) [1]
Ammonia	307	$374	303	$616
UAN	1,761	191	1,980	330
Natural Gas Costs per MMBtu2

Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
2009	2008	2009	2008
$4.45	$10.54	$4.83	$8.59

1.	After deducting outbound freight costs.

2.
Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to North American natural gas purchases. Net costs of derivatives for the fourth quarter and full year ended Dec. 31, 2009 were $1.7 million and $48.7 million, respectively. Excluding the impact of 2009 hedge costs, natural gas cost was $4.28 per MMBtu and $3.55 per MMBtu for the 2009 fourth quarter and full year, respectively. The net cost of derivatives for the fourth quarter and full year ended Dec. 31, 2008 were $62.6 million and $47.4 million, respectively. Excluding the impact of 2008 hedge costs, natural gas cost was $8.15 per MMBtu and $7.45 per MMBtu for the 2008 fourth quarter and full year, respectively.

Terra Nitrogen Company, L.P.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31,
(in thousands)	2009	2008
Assets
Current assets:
Cash and cash equivalents	$24,778	$154,681
Demand deposits with affiliate	3,835	—
Accounts receivable, net	23,878	38,053
Inventories, net	29,506	57,207
Prepaid expenses and other current assets	5,363	11,815

Total current assets	87,360	261,756

Property, plant and equipment, net	79,150	68,208
Other long-term assets	15,305	11,442

Total assets	$181,815	$341,406

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable and accrued liabilities	$23,407	$24,844
Customer prepayments	16,402	45,067
Derivative hedge liabilities	39	43,315

Total current liabilities	39,848	113,226

Other long-term liabilities	654	871

Total liabilities	40,502	114,097

Partners’ capital:
Limited partners’ interests, 18,502 Common Units authorized and outstanding	152,802	217,894
Limited partners’ interests, 184 Class B Common Units authorized and outstanding	(145)	1,024
General Partner’s interest	(14,507)	39,172
Accumulated other comprehensive income (loss)	3,163	(30,781)

Total partners’ capital	141,313	227,309

Total liabilities and partners’ capital	$181,815	$341,406